Exhibit 35.1

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                          SERVICER COMPLIANCE STATEMENT


RE: J.P. Morgan Mortgage Acquisition Trust 2007-CHl Asset Backed Pass-Through Certificates, Series 2007-CHl: This Pooling and Servicing Agreement, is dated as of February 1, 2007 (the "Agreement"), by and among J.P. Morgan Acceptance Corporation I, a Delaware corporation, as Depositor (the "Depositor"), J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, as Seller (the "Seller") for purposes of Section 2.03 and 2.06, JPMorgan Chase Bank, National Association, as Servicer (the "Servicer"), Deutsche Bank National Trust Company, as Trustee (the "Trustee") and Pentalpha Surveillance LLC as Trust Oversight Manager (the "Trust Oversight Manager")

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the "Servicer") pursuant to the J.P. Morgan Mortgage Acquisition Trust 2007-CHl Asset Backed Pass-Through Certificates, Series 2007-CHl (The "Agreement"), does hereby certify that:

      (1) A review of the activities of the Servicer during the calendar year ending December 31, 2007 and of the performance of the Servicer under the Agreement has been made under my supervision; and

      (2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Date: 02/28/2008


                                              JPMorgan Chase Bank,
                                              National Association,
                                              as Servicer

                                              By: /s/ David Lowman
                                                  ----------------
                                              Name:  David Lowman
                                              Title: Executive Vice President